UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): July 6, 2016 (July 5, 2016)
NEW YORK MORTGAGE TRUST, INC.
(Exact name of registrant as specified in its charter)

Maryland	001-32216	47-0934168
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

275 Madison Avenue
New York, New York 10016
(Address and zip code of
principal executive offices)

Registrant’s telephone number, including area code: (212) 792-0107

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

As previously reported in a Form 8-K filed with the Securities and Exchange Commission on May 29, 2015, the Compensation Committee (the “Committee”) of the Board of Directors of New York Mortgage Trust, Inc. (the “Company”) approved, on May 28, 2015, a performance share award (“2015 PSA”) to Steven R. Mumma, the Company’s Chairman and Chief Executive Officer, pursuant to the Company’s 2010 Stock Incentive Plan (the “Plan”).

The 2015 PSA is a performance-based equity award under which the number of underlying shares of the Company’s common stock that can be earned generally will range from 0% to 200% of the target number of shares granted, with such target number of shares increased to reflect the value of the reinvestment of any dividends declared on Company common stock during the measurement period. The 2015 PSA generally will be earned, if at all, at the end of three years based on three-year total common stockholder return.

The terms of the 2015 PSA are set forth in a copy of the Performance Share Award Agreement, which was included as Exhibit 10.1 to the Form 8-K filed on May 29, 2015, and is incorporated by reference herein. At the time of grant, the target number of shares in the 2015 PSA was 89,629 shares.

Under the terms of the Performance Share Award Agreement, the 2015 PSA is subject to the terms and conditions of the Plan and in the event of any conflict between the terms of the Plan and the Performance Share Award Agreement, the terms of the Plan govern. The Plan provides that the Committee may determine that the amount payable when an award of performance shares is earned may be settled in cash, by the issuance of shares, or a combination thereof. The Plan also provides that the maximum number of shares of common stock for which awards may be granted to any participant in any calendar year is 250,000 shares (the “Annual Share Limit”). Because the Company had previously granted Mr. Mumma shares of restricted stock under the Plan in February 2015, the maximum number of shares which may be issued pursuant to the 2015 PSA is limited to 94,043 shares.

Accordingly, the Committee has determined that in the event the 2015 PSA is earned at a level that would cause the 2015 grants to Mr. Mumma to exceed the Annual Share Limit, the dollar value of the 2015 PSA earned in excess of 94,043 shares will be paid to Mr. Mumma in cash, subject to the terms of the Plan.

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NEW YORK MORTGAGE TRUST, INC.

Date: July 6, 2016	By:	/s/ Kristine R. Nario
Kristine R. Nario
Chief Financial Officer